Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

$3,000,000.00	Longwood, Florida Date: February 1, 2017

ID Global Solutions Corporation

UNSECURED PROMISSORY NOTE DUE JANUARY 31, 2019

FOR VALUE RECEIVED, ID GLOBAL SOLUTIONS CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of THEODORE STERN, TRUSTEE, THEODORE STERN REVOCABLE TRUST or any subsequent holder of this Note (“Holder”) the principal amount of THREE MILLION dollars ($3,000,000) on January 31, 2019 (“Maturity Date”) or earlier as hereinafter provided. Interest on the outstanding principal balance will be paid at maturity at the rate of ten percent (10%) per annum compounded annually. Interest will be computed on the basis of a 360-day year, using the number of days actually elapsed. The Company will notify Holder in writing of its intent to pay any interest in cash at least three (3) business days prior to such payment date (the “Payment Date”). Holder, until one (1) day prior to the Payment Date, by written notice may require the Company convert such interest into shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), by dividing the amount of interest to be paid by $0.20 per share (the “Interest Shares”). The Company will deliver a certificate representing the Interest Shares to Holder within ten (10) business days of Holder’s election to convert such interest into shares of Common Stock.

ARTICLE 1.

Events of Default and Acceleration

(a)  Events of Default Defined. The entire unpaid principal amount of this Note and all accrued but unpaid interest will become and be due and payable if any one or more the following events (“Events of Default”) occurs (for any reason whatsoever and whether such event is voluntary or involuntary, by operation of law, entry of a judgment, decree, or order of any court, or by any order, rule or regulation of any administrative or governmental body):

(i)          The Company fails to pay the Holder any amount due on this Note when and as the same becomes due and such failure continues for a period of five (5) days after such payment is due;

(ii)         The Company consents to the appointment of a receiver, trustee, or liquidator of itself or of a substantial part of its property;

(iii)        The Company admits in writing its inability generally to pay its debts as they become due;

(iv)        The Company makes a general assignment for the benefit of creditors;

(v)         The Company files a voluntary petition in bankruptcy, an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect), or an answer admitting the material allegations of a petition filed against the Company in any such proceeding;

(vi)        The Company, by voluntary petition, answer, or consent, seeks relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its creditors;

(vii)       The Company, in a petition in bankruptcy filed against it, is adjudicated a bankrupt;

(viii)      The Company, its directors, or a majority of its stockholders vote to dissolve or liquidate the Company;

(ix)         An involuntary petition seeking relief against the Company under any now existing or future bankruptcy, insolvency, or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors is filed against the Company and such petition is not stayed, vacated, or set aside within ninety (90) days from the filing thereof;

(x)          A court of competent jurisdiction enters an order, judgment, or decree appointing a receiver, trustee, or liquidator of the Company or of all or any substantial part of the property of the Company; approving a petition seeking a reorganization or winding up of the Company under the Federal bankruptcy laws or any other law or statute of the United States of America or any State thereof; or sequestering any substantial part of the property of the Company; and such order, judgment or decree is not stayed, vacated, or set aside within ninety (90) days from the date of the entry thereof;

(xi)         Except with the written consent of Holder, Philip Beck ceases for any reason to be the Chairman and Chief Executive Officer of the Company; or

(xii)        The Company incurs guarantees, assumes, or suffers to exist any indebtedness other than that permitted by Article 2(b), below.

(b)  Rights of the Holder. Nothing in this Note will be construed to modify, amend, or limit in any way the right of the Holder to bring an action against the Company.

(c)  Holder’s Expenses. Upon the occurrence of an Event of Default, the Company will promptly reimburse Holder for the payment of all reasonable expenses, including but not limited to attorneys’ fees, incurred by Holder in connection with the enforcement of its rights under this Note. In the absence of prompt reimbursement, all such amounts will be added to the unpaid principal on the Note.

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ARTICLE 2.

Miscellaneous

(a)  Prepayments and Partial Payments; Mandatory Prepayment. The Company may prepay this Note in whole or in part at anytime; provided, that any partial payment of principal must be accompanied by payment of all accrued interest to the date of prepayment. The Company is required to prepay all outstanding principal and accrued but unpaid interest on this Note upon the Company (including any of its subsidiaries) closing on financing that, individually or collectively, generates gross proceeds equal to or in excess of $15,000,000.

(b)  Other Indebtedness. Unless the Holder gives prior written consent, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness other than (i) the indebtedness evidenced by this Note, (ii) indebtedness incurred in the ordinary course of business that does not in the aggregate exceed $100,000, (iii) trade payables incurred in the ordinary course of business, or (iv) the indebtedness outstanding as of the date hereof.

(c)  Transferability. This Note may be transferred only by a transaction exempt from registration pursuant to the 1933 Act and applicable state securities law. The Holder will promptly provide its name and address to the Company.

(d)  WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(e)  Usury Saving Provision. The Company will not be obligated or required at any time to pay interest at a rate that would subject Holder to either civil or criminal liability as a result of the interest rate being in excess of an applicable legal maximum. If, by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum, the applicable rate of interest will be deemed to be adjusted to the maximum level permissible under such applicable law, and, if prior payments of interest have exceeded the legal maximum, that portion of prior interest payments in excess of such maximum will be deemed applied as payments in reduction of principal.

(f)  Notices. Notice will be given by hand delivery, certified or registered mail (with return receipt requested), overnight courier service that provides evidence of delivery, or by telecopier if confirmation of receipt is given or if confirmation of transmission is sent as herein provided. Notice to the Company will be given to the Company at its principal executive offices, presently located at 160 East Lake Brantley Drive, Longwood, FL 32779, telecopier (407) 951-8634, attention of CEO, or to such other address or person as the Company may, from time to time, advise Holder in writing. Notice to Holder will be given to Theodore Stern at One PPG Place, Suite 2970, Pittsburgh, PA 15222-5419, telecopier (412-904-1981) with copy by email to Jonathan Stern at jon@BomoseenAM.com or to such other address or person as Holder may, from time to time, advise the Company in writing.

(g)  Governing Law. This Note will be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements executed and to be performed wholly within such Commonwealth.

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(h)  Venue. The courts in Allegheny County, Pennsylvania, state or federal, as appropriate, will have exclusive jurisdiction over any dispute between the Company and Holder arising out of this Note, and the Company irrevocably consents to such jurisdiction. The Company (i) further agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service that obtains evidence of delivery, with the same force and effect as if personally served and (ii) waives any claim that the venue of any such court is not a convenient forum for any such action or that such court lacks in personam jurisdiction over the Company.

(i)  Expenses. In the event Holder commences a legal proceeding to enforce its rights under this Note, the Company will pay all reasonable fees and expenses incurred by the Holder with respect thereto (including but not limited to attorneys’ fees) if Holder substantially prevails in such action.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

ID GLOBAL SOLUTIONS CORPORATION

By: /s/ Philip D. Beck
Name: Philip D. Beck
Title: Chief Executive Officer

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